Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GCI 401(k) Plan

Anchorage, Alaska

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-251570) on Form S-8 of Liberty Broadband Corporation of our report dated June 25, 2021, relating to the Statement of Net Assets Available for Benefits as of December 31, 2020 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes and supplemental schedules of GCI 401(k) Plan, which appear in this Form 11-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Denver, Colorado

June 25, 2021